EXHIBIT 23.3

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Howard Schultz & Associates International:

     We consent to the incorporation by reference of our report (included in The Profit Recovery Group International Inc.'s Definitive Proxy Statement filed on December 20, 2001) dated July 26, 2001, except as to note 16, which is as of September 5, 2001, on the combined balance sheets of Howard Schultz & Associates International, Inc. as of December 31, 2000 and 1999, and the related combined statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.



                                 /s/ KPMG LLP
                                 -----------------------------------------------
                                 KPMG LLP
Dallas, Texas
January 21, 2002




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